CERTIFICATE
            FOR RENEWAL AND REVIVAL OF CERTIFICATE OF INCORPORATION

ConsultAmerica, Inc., a corporation organized under the laws of Delaware, the Certificate of Incorporation of which was filed in the office of the Secretary of State on the 27th day of April, 1988 and thereafter voided for non-payment of taxes, now desiring to procure a revival of its Certificate of Incorporation, hereby certifies as follows:

     1. The name borne by the corporation at the time its Certificate of Incorporation became void is ConsultAmerica, Inc.

     2. Its registered office in the State of Deleware is located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Cast1e and the name of its registered agent at such address is The Corporation Trust Company.

     3. The date when revival of the Certificate of Incorporation of this corporation is to commence is 29th day of February, same being prior to the date the Certificate of Incorporation became void. Revival of the Certificate of Incorporation is to be perpetual.

     4. This corporation was duly organized under the laws of Delaware and carried on the business authorized by its Certificate of Incorporation until the 1st day of March, 2000, at which time its Certificate of Incorporation became inoperative and void for non-payment of taxes and this Certificate for Renewal and Revival is filed by authority of the duly elected directors of the corporation with the laws of Deleware.

     IN WITNESS WHEREOF, said ConsultAmerica, Inc. in compliance with Section 312 of Title 8 of ths Deleware Code has caused this Certificate to be signed by Edward Sunberg, its last and acting Chairman, this 23 day of February 2004


                                                           ConsultAmerica, Inc.

                                BY: /s/ Edward A. Sundberg
                                    --------------------------------------------
                                                         (Last and Acting Title)
                                       Edward A. Sundberg, Chairman